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                                                                    EXHIBIT 10.5

                                AMENDMENT NO. 1
                        LYONDELL PETROCHEMICAL COMPANY
                               VALUE SHARE PLAN

Pursuant to the authority contained in the resolution of the Compensation Committee of the Board of Directors of Lyondell Petrochemical Company, the Value Share Plan is amended, effective July 21, 1995, as follows:

SECTION III.3, TERMINATIONS, DEMOTIONS AND TRANSFERS, is restated to read as follows:

     If Termination of the Participant's employment occurs by reason of death, disability or retirement, or if termination occurs within one year following a change in Control, or if the Participant becomes ineligible to participate in the Plan due to a demotion or transfer by the Company to an Affiliate, such as LYONDELL-CITGO Refining Company, Ltd., the Participant (or the Participant's beneficiary or estate in the event of death) will be eligible to receive a pro-rata award, calculated as according to the following formula: the award the Participant would have earned for the Performance Cycle ending in the year in which an event listed above occurs shall be multiplied by a fraction, the numerator of which shall be the number of full months that the Participant was employed by the Company during that final year of the Performance Cycle and the denominator of which shall be twelve. Pro-rated awards pursuant to this Section III.3 will be paid in their entirety by cash within 120 days following the end of the Performance Cycle.

     A Participant who terminates employment with the Company prior to the end of any ongoing Performance Cycle, for any other reason (whether voluntary of involuntary) in the absence of a Change in Control, will forfeit the opportunity to earn an award under the plan.
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     Notwithstanding any other provision of this Plan, the Committee, in its sole discretion, may permit continued participation, pro-ration or early distribution (or a combination of awards which would otherwise be forfeited.)

SECTION III.5 NEW HIRES AND PROMOTIONS

     Individuals who have been selected during a Performance Cycle to participate in the Plan and who have a minimum of one month of service as a Participant may be eligible, at the discretion of the committee, to receive a pro-rate award for the Performance Cycle in which participation begins, calculated according to the following formula: the award the Participant would have earned for the Performance Cycle ending in the year in which participation begins, had the Participant been eligible for the entire Performance Cycle shall be multiplied by a fraction, the numerator of which shall be the number of full months that the Participant was eligible to participate in the Plan during that final year of the Performance Cycle, and the denominator of which shall be twelve. Pro rated awards earned pursuant to this Section III.5 will be paid out in a combination of cash, Restricted Stock and Deferred Cash in accordance with Section II.8 of this document.



The undersigned, being duly authorized on behalf of the Company, has executed this Amendment No. 1 on this 27th day of July 1995.


                                            LYONDELL PETROCHEMICAL COMPANY


ATTEST: /s/ Jane P. ??????                  BY: /s/ Richard W. Park
        ---------------------------             -------------------------------
                                                        Richard W. Park
                                                Vice President, Human Resources